__________________________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 13, 2009

ROYALE ENERGY, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	000-22750	33-0224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500

San Diego, CA 92108

(Address of principal executive office)

Issuer's telephone number: (619) 881-2800

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 13, 2009, Royale Energy, Inc. entered into a loan agreement for a $15 million revolving line of credit with Texas Credit Bank, replacing its line of credit with Guaranty Bank, as described in the attached press release.

Advances under the credit agreement bear interest at an adjustable rate equal to the greater of Texas Credit Bank’s prime interest rate or the Federal Funds Rate, but no less than 3% per annum.

The loan agreement contains certain restrictive covenants, including a prohibition of payment of dividends on Royale’s stock (other than dividends paid in stock). The loan agreement contains covenants that, among other things, Royale must:

•	Maintain a minimum ratio of earnings before interest, taxes, depreciation and amortization to interest expense of at lest 3.00 to 1.00;
•	Maintain a ratio of current assets to current liabilities of at least 1.00 to 1.00; and
•	Maintain a tangible net worth as of the close of each fiscal quarter of at least 75% of Royale’s tangible net worth on the loan closing date, plus 75% of positive quarterly net income thereafter.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: February 19, 2009	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial officer